EXHIBIT 19.1

Prologis, Inc.

Policy Governing Material, Non-Public Information and the Prevention of Insider Trading

Policy Overview

The U.S. securities laws contain very strict prohibitions against trading (which is defined as the purchase, sale or transfer of) securities of publicly held companies while in possession of material, non-public information and while securities offerings are in progress. The selective disclosure of material, non-public information to others who may trade is also prohibited.

In the course of performing their duties, members of the Board of Directors of Prologis, Inc. (“Directors”) and employees of Prologis, Inc. and its direct and indirect subsidiaries (collectively, “Prologis” or the “Company”) have access to material, non- public information about Prologis and its business, including information about other public companies with which Prologis may do business or in which it invests or may invest. To promote compliance with securities laws and to avoid even the appearance of improper conduct on the part of any of Prologis’ Directors and employees, this Policy Governing Material, Non-Public Information and the Prevention of Insider Trading (“Insider Trading Policy”) has been adopted. In accordance with Securities and Exchange Commission (“SEC”) rules and regulations, Prologis will also file a copy of this Insider Trading Policy as an exhibit to the Company’s Annual Report on Form 10-K.

The Insider Trading Policy applies to:

•
all Prologis Directors and employees (whether located in or outside the United States), their immediate family members, agents and advisors and to all other Covered Persons (see definition of Covered Persons below);
•
all Prologis Securities (see definition of Prologis Securities below); and
•
affiliated and unaffiliated companies (including securities of any company about which a Prologis Director or employee learns material, non-public information through their association with Prologis).

In addition, to promote compliance with insider trading laws, it is Prologis’ policy not to engage in transactions involving Prologis Securities in violation of applicable insider trading laws.

Material, non-public information must be held in strict confidence. Covered Persons who are in possession of material, non-public information relating to Prologis must not:

•
trade Prologis Securities while possessing material, non-public information, including material, non-public information obtained in the course of their employment;
•
directly or indirectly communicate material, non-public information relating to Prologis to anyone outside of Prologis or to another person inside Prologis, other than on a “need- to-know” basis in the ordinary course of business; or

•
recommend the purchase or sale of Prologis Securities while they are in the possession of material, non-public information.

These prohibitions remain in effect until the information has been released to the public and sufficient time has passed for the information to be absorbed by the market and investors (generally one (1) full trading day).

All Covered Persons should understand the Insider Trading Policy to ensure that they are fully informed about insider trading restrictions.

The Insider Trading Policy applies only to transactions subject to U.S. federal and state securities laws and does not address the securities laws of any other jurisdiction. It is the ultimate responsibility of the Covered Persons to comply with relevant insider trading and securities laws, rules and regulations. The Insider Trading Policy and any related approvals or guidance do not constitute legal advice and, as such, Covered Persons should consult their own legal counsel.

Prohibitions on Insider Trading

The insider trading laws are designed so that all people trading in any company’s securities should have equal access to all material information about that company.

Material Information: Determining what constitutes material company information involves an analysis of a number of different factors, including the following:

•
whether the information is likely to have a significant effect on the market price of a security;
•
whether there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision; and
•
whether the information would be viewed by the reasonable investor as significantly altering the total mix of information available regarding the security.

The following types of information may be considered material and, if so, should not be discussed with persons outside of Prologis:

•
earnings information, including confirmation of or guidance on individual and consensus earnings estimates or the assumptions underlying those estimates;
•
forecasts of financial results of operations, including on a property-by-property basis;
•
pending or potential mergers, acquisitions, dispositions, tender offers, joint ventures or other changes in assets;
•
new initiatives (including new lines of business) or developments (including the impact of such matters on Prologis’ financial results);
•
changes in control of Prologis or changes in executive management;
•
entry into or termination of a material agreement, including the incurrence of additional indebtedness;
•
changes in auditors or notification from an auditor that Prologis may no longer rely on an earlier audit report;
•
developments regarding companies in which Prologis has made a significant investment or is considering making an investment;

•
events regarding Prologis Securities, such as defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders and public or private sales of securities, including any securities issued in any joint venture or partnership transaction;
•
significant new litigation or material developments in existing significant litigation; and
•
impending bankruptcies or liquidity or cash problems or defaults or potential defaults under loan agreements or other material contracts.

This list is not meant to cover all situations. If the Covered Person would consider the information important in making an investment decision, the information should be assumed to be material. If there is any question about the materiality of certain information, contact the Legal Department prior to executing the transaction.

If it is unclear if information is material, assume that it is.

Non-public Information: Information is non-public until it has been widely disseminated to the general public, usually by distribution of a press release or the filing of such information with the SEC. Even after information has been made public, generally one (1) full trading day must elapse for the news to be absorbed by the market and investors before you may trade or disclose information to others.

Material, non-public information can only be disclosed on a “need-to-know” basis within Prologis as well as to outside advisors, such as attorneys, working on the specific matter or transaction.

Tipping Information to Others: Prologis must avoid the selective disclosure of material non-public information. Covered Persons in possession of material non-public information are prohibited from providing that information to other people (other than pursuant to a legitimate business purpose) or recommending that other people purchase or sell Prologis Securities based on that information. This practice is referred to as “tipping” and both the Covered Person and the other person (the “tippee”) can be liable, whether or not the Covered Person profited or otherwise benefited from the tippee’s transactions. And, just as Covered Persons are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade.

Breach of Trust or Confidence: Anyone can be liable for insider trading where material non-public information is misappropriated from another person or entity to which a duty of trust and confidence is owed. Misappropriation occurs whenever a relationship of trust and confidence exists, such as between employer and employee, and material non-public information acquired from the relationship is subsequently traded on to one’s own advantage in abuse of that relationship. Even absent a fiduciary duty to a company’s stockholders, a person can be liable for insider trading where a relationship of trust and confidence exists, such as between an employer and the employer’s clients or customers.

Examples of Prohibited Activities: The following are some examples of violations of insider trading laws:

•
calling one’s sister to tell her that Prologis is about to buy a major stock position in another company, and the sister buys stock in Prologis or the other company;

•
being aware that a major lawsuit is about to be filed against Prologis and selling Prologis stock prior to the public disclosure of the lawsuit;
•
buying stock in another company after learning that Prologis plans to acquire that company through a merger or tender offer; and
•
buying stock in Prologis after learning of a planned increase in the dividend but before the dividend increase is announced.

The insider trading laws apply also to material, non-public information related to any other public company, including customers, partners, and investees of Prologis, that is obtained in the course of one’s employment or service as a Director with Prologis.

Penalties for Engaging in Insider Trading

Trading activity is monitored closely by the SEC and also by the stock exchanges in order to detect instances of insider trading. The penalties for violating the securities laws with respect to insider trading (including trading or “tipping”) can be very serious and can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. Enforcement remedies available to the government or private plaintiffs include:

•
jail time (up to 20 years in jail);
•
criminal fines (up to $5 million regardless of profit);
•
disgorgement of all profits;
•
civil fines to the violator or its employer of up to three (3) times the amount of profit made or losses avoided;
•
sanctions and injunctive actions; and
•
punitive damage awards (under applicable state laws).

In addition, other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated upon the occurrence of insider trading. Further, the failure of a Covered Person to comply with this Insider Trading Policy may subject such Covered Person to sanctions by Prologis, including dismissal for cause, whether or not the failure to comply results in violation of applicable law.

Trading in Prologis Securities

Covered Persons who are in possession of material, non-public information relating to Prologis must not directly or indirectly trade Prologis Securities. This prohibition remains in effect until the information has been released to the public and sufficient time has passed for the information to be absorbed by the market and investors (generally one (1) full trading day). The responsibility for determining whether a Covered Person possesses material, non-public information rests entirely with that Covered Person.

Blackout Period

All Prologis Directors, all employees with a title of Senior Vice President and above, persons subject to Prologis’ strategic capital compliance program, all officers who work in the accounting, financial planning and analysis, tax, investor relations, treasury, legal and finance departments and these persons’ respective administrative assistants (and such other employees in these or other departments as may be designated from time to time by the General Counsel) are prohibited from trading in Prologis Securities during the period that begins the day after the last day of each fiscal quarter and ends after the first full trading day following the release of quarterly or year-end earnings (“Blackout Period”). The schedule for earnings releases can be obtained from the Investor Relations department. Trading must conclude (i.e., settle) no later than the third (3rd) business day following the start of the Blackout Period.

The Blackout Period applies to transactions in Prologis Securities conducted by the immediate family members and all Controlled Covered Persons related to persons subject to the Blackout Period. The Legal Department will typically notify relevant Prologis personnel indicating the commencement and ending of each Blackout Period.

During a Blackout Period, these transactions are not permitted:

1)
the purchase of Prologis Securities,
2)
the sale of Prologis Securities, including the sale of Prologis Securities acquired through any of the following transactions:
•
the exercise of stock options;
•
the conversion of convertible securities;
•
the exercise of warrants; or
•
the exercise of rights in a rights offering,

3)
the transfer of Prologis Securities, including the transfer of Prologis Securities to a trust or a gift of Prologis Securities to a charitable organization, and
4)
making or changing an election to invest in Prologis Securities through a 401(k) plan.

The exercise of stock options through a transaction that involves the sale of any portion of the underlying stock, such as a cashless exercise of options through a program that Prologis may have established with a securities broker, involves the sale of Prologis Securities and is, therefore, subject to the Blackout Period restrictions.

Trading or transferring Prologis Securities may be permitted during a Blackout Period for personal hardships if approved in advance by the Prologis Legal Department. Further, notwithstanding the prohibition on trading during the Blackout Period, the following actions are permitted:

1)
the automatic reinvestment of dividends in Prologis Securities pursuant to a dividend reinvestment and stock purchase plan or regular contributions to an employee share purchase plan pursuant to an election made at the time of enrollment;
2)
the acquisition of Prologis Securities upon the exercise of stock options (however a “cashless” exercise (as described above) is prohibited during the Blackout Period);
3)
the exercise of a tax withholding right pursuant to which you elect to have Prologis withhold shares of restricted stock, shares underlying restricted stock units, performance stock units or other units, or shares subject to an option to satisfy withholding requirements; and
4)
the conversion of convertible securities, the exercise of warrants or the exercise of rights in a rights offering.

In circumstances not covered above, or where you have any question as to the propriety of a transaction, you should address these questions with the Legal Department.

Trading Prologis Securities is never permitted if you are in possession of material, non-public information. The Legal Department may, from time to time, notify Prologis personnel that trading in a particular Security will not be permitted during a specified period, which may be outside the quarterly Blackout Period.

Pre-Clearance

All Prologis Directors, employees with titles of Senior Vice President and above, persons subject to Prologis’ strategic capital compliance program, and all of the aforementioned persons’ respective assistants (and such other persons as may be designated from time to time by the General Counsel), must clear all transactions in Prologis Securities with the Prologis Legal Department before initiating the transaction. Pre-clearance by these individuals must be obtained for all transactions, even if the transaction will occur outside a Blackout Period. Further, these individuals must also obtain pre-clearance for any transactions in Prologis Securities by any of their immediate family members or Controlled Covered Persons. Transactions in Prologis Securities requiring preclearance include transfers of Prologis Securities such as a transfer of Prologis Securities into a trust or a gift of Prologis Securities to a charitable organization.

All transactions for which pre-clearance was obtained must be conducted within the parameters of the trading authorization received (e.g., maximum number of shares authorized and the authorized time period in which to trade). Even if a Covered Person is given clearance by the Prologis Legal Department to trade, it is the sole responsibility of the Covered Person to (1) finally determine whether he or she possesses or comes into the possession of material non-public information, (2) to refrain from transacting in Prologis Securities if he or she possesses such information, and (3) to notify the Prologis Legal Department immediately of such determination. Pre-clearance of a transaction does not constitute legal advice and does not in any way insulate a Covered Person from liability.

10b5-1 Plans

The prohibition on trading during the Blackout Period does not apply to trading pursuant to a 10b5-1 Plan approved by the Legal Department. All such plans, including any modification or termination of a plan, must be approved by the Legal Department. A 10b5-1 Plan must also satisfy the following conditions:

1)
the trading plan is in writing and is adopted outside a Blackout Period;
2)
the Director or employee adopting the plan (a) must not possess material, non- public information as of the date the plan is adopted and (b) must enter into the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 (Directors and officers must include a representation in the plan certifying these conditions);

3)
the plan must be irrevocable – i.e., there must be no ability to modify or revoke the plan, except outside a Blackout Period and at a time when the Director or employee adopting the plan does not possess material, non-public information;
4)
the plan must provide that no trade can take place until:
a)
for Directors and officers, the later of (i) 90 days following adoption of the plan and (ii) two business days following disclosure of the Company’s financial results for the fiscal quarter in which the plan was adopted (but in no event later than 120 days following adoption of the plan); and
b)
for non-officer employees, 30 days following adoption of the plan;
5)
the plan must specify the amount of securities to be purchased or sold or specify or set an objective formula for determining the amount of securities to be purchased sold;
6)
the Director or employee may have only one 10b5-1 Plan in effect at any time;
7)
the Director or employee may only adopt a 10b5-1 Plan that is designed to effect the purchase or sale of all of the securities under the plan in a single transaction if the Director/employee has not adopted another such “single-trade” plan in the preceding 12 months; and
8)
a copy of the plan must be provided to the Legal Department.

Any modification or change to the amount, price or timing of the purchase or sale of securities, or any cancellation of a trade, under a 10b5-1 trading plan will be deemed to be a termination of such plan and will require compliance with these conditions as if the employee or Director were adopting a new 10b5-1 Plan.

In addition, SEC rules and regulations require Prologis to provide quarterly disclosure of the adoption or termination of a 10b5-1 Plan or a non-Rule 10b5-1 trading arrangement by officers and Directors.

Section 16 Individuals and Short Swing Profits

Directors and officers (within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934) (“Section 16 Individuals”) are subject to certain additional restrictions on trading in Prologis Securities. Section 16 of the Securities Exchange Act of 1934 requires that Section 16 Individuals report all changes in beneficial ownership of Prologis equity Securities to Prologis, the SEC and the New York Stock Exchange. Further, any profit resulting from a purchase and sale, or sale and purchase, of Prologis’ equity Securities within any period of less than six months, known as “short swing” profits, is recoverable from the Section 16 Individual. These rules apply to purchases and sales of Prologis common and preferred stock and any Securities convertible into Prologis common or preferred stock. Section 16 also prohibits all short sales in Prologis equity Securities by Section 16 Individuals.

The rules on recovery of short swing profits are absolute and do not depend on whether a person has material, non-public information at the time of the transaction and do not depend on whether a person actually realized a profit on the transaction.

Generally, all transactions in Prologis equity Securities by Section 16 Individuals, including transactions under the Prologis 401(k) Plan or any other Prologis plan or any gifts or other transfers, must be reported to the SEC within two business days and may be subject to the short swing profits rule. To prevent a violation of the Section 16 rules, Section 16 Individuals should advise the Legal Department when they, or any of their “Covered Persons”, are contemplating a transaction in Prologis equity Securities. All Section 16 Individuals should consult their own personal legal adviser regarding such matters.

Section 16 Individuals are precluded from trading outside the Blackout Period if there is a trading blackout for the Prologis 401(k) Plan or any other Prologis pension plan if the trading blackout for the plan (i) exceeds three (3) business days in length and (ii) restricts the ability of at least 50% of the participants in such plan from buying, selling or otherwise acquiring or transferring Prologis Securities through their account.

Additional Prohibited Transactions and Activities

Short Sales: In a short sale, the seller will sell securities that he or she does not own in the hopes of buying the securities in the future at a lower price in order to earn a profit. A short sale of Prologis Securities by any Covered Persons is prohibited at all times.

Publicly Traded Options: A transaction in options is, in effect, a bet on the short-term movement of the underlying security and can create the appearance that the Covered Person is trading based on inside information. Accordingly, transactions in puts, calls or other derivative securities associated with Prologis Securities, on an exchange or in any other organized market, are prohibited at all times.

Margin Accounts: Securities held in a margin account may be sold by the broker, without the customer’s consent, if the customer fails to meet a margin call. Because a margin sale may occur at a time when the Covered Person is in possession of material, non-public information or during a Blackout Period, Covered Persons are prohibited from purchasing Prologis Securities on margin or holding Prologis Securities in a margin account.

Pledging Securities: Covered Persons are prohibited from pledging Prologis Securities as security or collateral for loans or other obligations.

Guidelines to Prevent Insider Trading

To ensure compliance with insider trading laws and the Insider Trading Policy, Covered Persons should:

1)
Identify Material Non-Public Information – Prior to directly or indirectly transacting in any security of Prologis (including entering into a contract to trade a security), every Covered Person must personally determine if he or she possesses material, non-public information.
2)
Limit Access to Company Information – Access to material, non-public information about Prologis should be limited to Directors and employees of Prologis on a “need-to-know” basis. Such information shall not be communicated to anyone outside Prologis under any circumstances or to anyone within Prologis on other than a “need-to-know” basis as is customary in the ordinary course of business. Disclosure of such information should be in accordance with the Prologis Disclosure Policy. Covered Persons should take all necessary steps and precautions necessary to restrict access to, and secure, material, non-public information. Third party inquiries about Prologis should be directed to the Investor Relations and Corporate

Communications Department or otherwise in accordance with the Prologis Disclosure Policy.
3)
Avoid Certain Aggressive or Speculative Trading – Covered Persons should not directly or indirectly participate in transactions involving trading activities related to Prologis Securities that by their aggressive nature may give rise to an appearance of impropriety Such activities include hedging of Prologis Securities and other similar transactions, which are prohibited under the Insider Trading Policy.
4)
Do Not Have Standing Sell or Purchase Orders – Covered Persons should not have any standing orders to sell or purchase Prologis Securities at a particular price (including any “stop loss” orders or other “limit order”) because these can be triggered when the Covered Person is in possession of material, non-public information or during a Blackout Period. Standing orders executed in compliance with a properly adopted 10b5-1 Plan are allowed (see “10b5-1 Plans” above).
5)
Consider 20-20 Hindsight – If securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction Covered Persons should carefully consider how regulators and others might view the transaction in hindsight.

Trading in Securities of Other Companies

The Insider Trading Policy does not regulate the trading by Prologis personnel in the securities of any public company other than Prologis and public companies in which Prologis has a significant interest, except where you are in possession of material, non-public information regarding that public company. Anyone in possession of material, non-public information about another public company should not trade or recommend that another person trade in those securities. For example, securities laws are violated if a Director or employee of Prologis learns through their Prologis sources that Prologis intends to purchase assets from another public company, and then buys or sells stock in that other company because of the likely increase or decrease in the value of its securities.

If Prologis becomes a principal shareholder of another public company or is involved in a material transaction with another public company, that company will be added to the list of companies whose securities are subject to the Insider Trading Policy.

Definitions

1)
Covered Persons – Directors and employees of Prologis (whether located in or outside the United States) and their immediate family members, agents and advisors. Covered Persons also include: (i) any family members who reside in the same household with the Director or employee and any family members of the Director or employee who do not live in the same household but whose transactions in Prologis Securities are directed by, or subject to the influence or control of, the Director or employee; (ii) corporations or other business entities controlled by the Covered Persons; and (iii) trusts in which the Covered Persons act as a trustee or otherwise have investment control (collectively, “Controlled Covered

Persons”). The term “immediate family” for purposes of this section shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

2)
Prologis Securities or Securities – Prologis stocks (common and preferred), bonds, notes and debentures, but also options, warrants and similar instruments which are exercisable, exchangeable or convertible into Prologis Securities. Prologis Securities also include the partnership units of Prologis, L.P., which are exchangeable into shares of Prologis common stock, and LTIP units of Prologis, L.P. Prologis Securities shall also include the securities of any of Prologis’ direct or indirect subsidiaries or affiliates that may be identified by us from time to time, which may include any publicly traded companies in which Prologis owns an interest and/or manages.
3)
10b5-1 Plan – Pre-arranged trading plan adopted in accordance with Rule 10b5-1 of the

U.S. Securities Exchange Act of 1934 that has been pre-approved by the Legal Department.

4)
Legal Department – The Prologis Legal Department is located in the Denver Operations Headquarters.

Questions

Any person who has a question about the Insider Trading Policy or its application to any proposed transaction may obtain additional guidance from the Prologis Legal Department (Alison Butler at +1(303)567-5335, Anne DeMarco at +1(303)567-5076 or Michael Hill at +1(303)567-5009). Ultimately, however, the responsibility for adhering to the Insider Trading Policy and avoiding unlawful transactions rests with the individual Director or employee.

Execution and Return of Certification of Compliance

From time to time, Covered Persons will be asked to execute and return to the Human Resources Department a Certification of Compliance form.

December 3, 2025